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                            PRINTCAFE SOFTWARE, INC.
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The following article was published at whattheythink.com, a website focused on the printing industry, on March 12, 2003:

NEW OPPORTUNITIES FOR EFI AND PRINTCAFE: GUY GECHT, CEO OF EFI AND MARC OLIN, CEO OF PRINTCAFE

March 12, 2003 - Forty-eight days ago - such a short time! - Creo, Inc. (NASDAQ:
CREO), shook up the graphic arts industry when the company announced that they had agreements to acquire enough outstanding shares of Printcafe Software, Inc. (NASDAQ: PCAF), stock to achieve a 55% majority ownership. At the same time, Creo offered to acquire the remaining outstanding stock for $1.30 per share for total ownership of the company. Promptly, Electronics for Imaging (EFI), Inc. (NASDAQ: EFII), countered with an offer of $2.60 per share for all outstanding shares. No one was taking bets on how the whole matter would play out.

The last seven weeks have been quite a rollercoaster ride, and now that the dust is settling, EFI's CEO, Guy Gecht, and Marc Olin, CEO of Printcafe, carved out time to answer some questions for WhatTheyThink. The closing date for the acquisition has not been announced, though the target is sometime in the second quarter. In the meantime, Guy and Marc offer their insights into the future as the two companies look forward.



WTT: How do you see this merger benefiting printers and print buyers? Once settled, what type of "powerful end-to-end solutions" as referenced in your press release do you expect to present to the industry?

GUY GECHT: Printcafe has done a great job in automating the business process for buyers and printers to increase efficiencies for both. EFI has clearly established its leadership in increasing productivity on the shop floor with our Velocity workflow solutions, high-speed print servers and VDP (variable data printing) expertise. By joining forces, we will bring enormous efficiencies to the entire printing process from purchasing to printing.

It is too early to suggest what new products we could jointly bring to market but there are immediate and obvious opportunities to work together to create seamless, cost-saving solutions for both printers and buyers.

MARC OLIN: EFI's commitment to open architecture, and proven willingness to integrate where it's in the best interest of customers, may open many new doors for us down the road--opportunities that would not have existed otherwise. The fact that they have such incredible sales channels developed for many of their products also gives us a great opportunity to expose many more potential customers to our products.


WTT: Describe the sales opportunities within the existing customer bases?

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MARC OLIN: We're focused on delivering solutions to help our customers become more profitable by enabling them to be better business people and more efficient manufacturers of print. We will continue to deliver solutions built around the idea of connecting the disparate print processes. Our unique ability to deliver on this is what will differentiate us in the market. I believe our vision for automating the print manufacturing process is similar to that of EFI. Together, we can accelerate this process.

GUY GECHT: We all know that business is tough today. Everyone is constantly trying to reduce costs and maximize profitability. EFI understands the importance of helping customers become more profitable by driving down costs through increasing productivity. Our goal is to work with Printcafe to make their customers-both print buyers and print shops-more successful. That's the way to get customers...and that's the way to keep them!


WTT: Guy, Creo is developing the content-related portion of Printcafe's new e-commerce solutions. Will EFI take back the development or develop your own...

GUY GECHT: Our goal is to work with Printcafe to ensure that we satisfy all their customers' needs so that they can get their jobs done with the greatest efficiency and quality. It's still premature to talk about specifics.


WTT: And would EFI continue to support all the Printcafe workflow products or do you see a renewed effort to create a single workflow?

GUY GECHT: Printcafe has a large installed base of customers-over 4000 customers in over 8,000 facilities. Our top job will be to ensure that we continue to give them the tools they need to maximize their productivity and profitability. Both Printcafe and EFI have great products for this market and we believe customers will embrace adopting further efficiencies throughout the procurement to production process. The more we help customers automate their processes, the more savings and control they have over their business.


WTT: ASP companies have generally failed as print buyers continue to adopt these technologies slowly. Their participation is important in a true end-to-end workflow. How will EFI succeed where others have struggled?

GUY GECHT: In today's market, printers understand that in order to retain their customers they must offer excellent service and continual productivity improvements. We believe that by making printing a seamless process from beginning to end, we can offer real value to Printcafe's customers. It's all about making customers happy AND profitable.

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MARC OLIN: We agree. We've learned a lot from our customers over the last few years and that learning is reflected in our products. This process will continue and our products will continue to get better and be more valuable to our customers. As a result, adoption will increase.


WTT: Will EFI's reputation for open standards architecture provide integration opportunities with Heidelberg and all manufacturers?

GUY GECHT: We are strong advocates of interoperability between systems and we will strive to serve all customer needs regardless of the systems they employ. As you said, EFI has a great track record in supporting open standards and architecture and we intend to follow that path in working with Printcafe and its customers.


WTT: Will EFI support the CIM concept and what about the interfaces between Creo, Printcafe, and MAN Roland. Will you continue to support those?

GUY GECHT: Both EFI and Printcafe strongly support current industry efforts to establish standards that promote interoperability between different components to establish a fully functional CIM. EFI will continue to support widely deployed print workflows and any possible integration based upon industry standards.

While it is premature to talk about specific products and systems, our intention is to work with everyone to ensure that all of Printcafe's customers are happy with our offerings. Printcafe has built a great network of customers for its products and our intention is to serve all of them.


WTT: How do the Velocity workflow solutions complement Printcafe's products?

GUY GECHT: There is a tremendous opportunity for synergy between our products. Printcafe has developed a powerful solution to manage the back office of printing and we have built Velocity into an industry-leading solution for maximizing the productivity of printers' equipment investment. These software solutions are completely complementary, bringing efficiency from the beginning to the end of the print cycle.

Our goal is to make Printcafe products an integral addition to EFI's suite of print workflow software-offerings that help professional printers build unified, intelligent and efficient workflows for offset and digital color printing processes. We're very excited about the synergies between these products and believe Printcafe's customers will feel the same way.

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MARC OLIN: Velocity isn't as well known yet among our commercial print customers and prospects, but it's a very powerful suite of workflow applications. We see it as a unique solution as it allows the automation of many prepress workflow tasks which otherwise must be performed as separate, discrete steps. The irony of automated workflow is that because changes are happening so quickly, it's difficult for the printer to capture the events and the related costs. So it's often more difficult for the printer to capture critical business information.
By connecting our print management systems to Velocity and other workflow solutions, we'll give our customers better visibility, control and profitability.


WTT: Marc, what will happen to the Printcafe user group meeting planned in Las Vegas? Is that still scheduled?

MARC OLIN: Absolutely. Not only is Connect 2003 still on, it promises to be our best yet. We already have more than 400 customers registered, well ahead of where we've been in past years at this time. We expect to have 1000 attendees. And the content of the conference is better than ever. We have new tracks for both executive managers and IT people, and more than 130 breakout sessions. Our "Connect" users' conference is the biggest conference of its kind in the industry. It's become the center of the universe for information technology in our space.


WTT: This acquisition has been played out in public view for the last month. WTT described this as mostly high-level tension and healthy competition. Do you think product cooperation will continue between Creo and Printcafe considering Creo has competitive products in EFI's server market?

GUY GECHT: In business today, you can be both "competitor" and "collaborator" with the same company. I have great respect for Creo's accomplishments in the CTP market and I look forward to opportunities for collaboration with them in the future. Creo and Printcafe have a long and good relationship and we need to see how all this plays out. I think we are all agreed that the bottom line for success in this industry means making customers happy.

MARC OLIN: We agree. Creo and Printcafe share a number of customers, many of whom are depending on us. We don't intend to let them down.


WTT: Guy, will EFI keep the Printcafe name and will it continue to be based in Pittsburgh?


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GUY GECHT: That is our plan right now.


WTT: EFI has been described as a "true technology" company. What does that mean and describe for printers who may not know what they can expect from EFI - the corporate entity.

GUY GECHT: EFI built its reputation on its industry-leading Fiery and Splash servers but our success didn't end there. Beyond servers, EFI's diverse range of software products offer customers greater productivity, cost efficiency and high fidelity output. These products include advanced pre-press applications for imposition, document management, trapping and scanning, local and remote inkjet proofing solutions, powerful variable data solutions, and, of course, our suite of Velocity workflow software for production printing. We've built our reputation and success on being innovators who are unwaveringly focused on making our customers more successful.

That's really the exciting part about this story. We believe we can help Printcafe make their customers even more successful in the future by adding our expertise, resources and customer focus to their efforts. We look forward to making every Printcafe customer more successful tomorrow than they are today ... and we are confident we can do it.


EFI's offer to acquire Printcafe is subject to a vote of Printcafe's stockholders. Printcafe will file a Proxy Statement with the Securities and Exchange Commission describing the terms of the merger and other information about Printcafe and EFI. The Proxy Statement has not been filed as of the date of this letter and, once filed, copies may be obtained from either Printcafe or EFI or at the SEC's website www.sec.gov <http://www.sec.gov>. The Proxy Statement will contain important information as to how the merger will affect investments in shares of either Printcafe or EFI and interested persons should carefully read the Proxy Statement in its entirety.

Printcafe and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its security holders in favor of the adoption of the merger agreement. The directors and executive officers of Printcafe and their beneficial ownership of Printcafe common stock are set forth in the prospectus for Printcafe's initial public offering and has been supplemented by filings on Schedule 13D/G with the SEC. You may obtain those documents free of charge at the SEC's website, www.sec.gov. Printcafe's security holders may obtain additional information regarding the interests of the foregoing people by reading the proxy statement when it becomes available.